Exhibit 10.1

675 Massachusetts Avenue, 14th Floor

Cambridge, MA 02139

January 10, 2025

Satayavrat Shukla

Re:	Interim Period Agreement

Dear Sath:

This letter confirms that you and Spero Therapeutics, Inc., a Delaware corporation (“Company”) have agreed that you will be placed on an administrative leave, commencing January 10, 2025. The Company and its Board of Directors (the “Board”) believes that you acted at all times in good faith and consistent with your obligations. The Company has taken this action solely to minimize any potential distractions pending the resolution of the Wells process. We appreciate your cooperation in connection with this administrative leave.

During your administrative leave you will not hold the positions of President and Chief Executive Officer or principal executive officer of the Company. The Board has appointed Esther Rajavelu to assume those responsibilities during your leave. As such, during your administrative leave, you will have no management or operational role at the Company. The Company appreciates your cooperation to remain available as a resource if specifically called upon by Ms. Rajavelu or the Board, but otherwise expects that all business will be directed on behalf of the Company by Ms. Rajavelu during your administrative leave, and you will not be a participant in Company operations during your leave (i.e., you may not take any action or engage in any conduct on behalf of the Company or as an agent of the Company, including, but not limited to, communicating in written or oral form with employees, consultants, clinical researchers, shareholders, vendors, or other business partners of the Company, without the prior written authorization of Ms. Rajavelu and/or the Board). Notwithstanding the foregoing, you will remain available to the Board and to Ms. Rajavelu at their request, including to respond to questions and to assist with transitioning your duties and responsibilities while you remain on leave. In addition, you will continue to serve as a member of the Board subject to the current terms of your directorship and may continue to provide your normal board service during your administrative leave.

During your administrative leave, you will continue to be entitled to all rights and benefits as a full-time employee under the Amended and Restated Executive Employment Agreement between you and the Company dated August 1, 2023 including, without limitation. receiving your full current base salary and continue to participate in the employee benefits plans sponsored by the Company in which you and your eligible dependents participate. In addition, you will be treated as being continuously employed for purposes of the equity awards issued to you under the Company’s 2017 and 2019 Stock Incentive Plans, including without limitation with respect to vesting, and you remain in “good standing” for purposes of the Retention Bonus as defined in and payable to you under the Retention Bonus Agreement, dated as of November 13, 2024, by and between you and the Company, subject to the achievement of the milestones and other terms and conditions of the Retention Bonus Agreement. You are also entitled to all rights under the Indemnification Agreement between you and the Company dated December 9, 2020. In the interest of clarity, nothing herein or in any other agreements, documents or communications related to the administrative leave shall be construed as a waiver of any of your rights under any existing agreement between you and the Company.

Annual Performance Bonuses for executives are determined and approved by the Board. For the 2024 fiscal year, your Annual Performance Bonus will be paid to you in normal course according to the Company’s practices. For the period of your administrative leave, your Annual Performance Bonus for the 2025 fiscal year will be calculated at your current annual bonus target multiplied by the percent of company goal achievement for 2025, as determined by the Board and without respect to the administrative leave. For the avoidance of doubt your Annual Performance Bonus for the 2025 fiscal year will be governed by the terms of Section 3(b) of your Employment Agreement and will not be negatively impacted by the administrative leave.

Thank you for your cooperation with this matter. Please acknowledge your receipt, understanding and agreement to the terms of your administrative leave by signing below and returning the original executed copy to the Company.

Very truly yours,

/s/ Frank E. Thomas
Frank E. Thomas Chair of the Board

Received, Understood and Agreed:

/s/ Satyavrat Shukla	Date: January 10, 2025
Satayavrat Shukla